Thor Announces Financial Results for Third Quarter and Nine Months, Continued Strong Backlog

ELKHART, Ind., June 5, 2014 /PRNewswire/ -- Thor Industries, Inc. (NYSE:THO) today announced financial results for the third quarter and nine months ended April 30, 2014. Highlights of the Company's financial results follow:

  Sales from continuing operations for the third quarter of fiscal 2014 were $1.05 billion, up 13% from $929.8 million in the third quarter last year, as sales of towable and motorized RVs rebounded from the impact of severe winter weather during early calendar 2014.
  Gross profit margins improved to 13.6% in the third quarter compared to 13.4% in the prior year period.
  Net income from continuing operations for the third quarter was $55.1 million, up 13% from $48.7 million in the prior-year third quarter.  Including the discontinued operations of Thor's Bus business, net income for the third quarter was $55.1 million, up 26% from $43.8 million in the third quarter of fiscal 2013.
  Diluted earnings per share (EPS) from continuing operations for the third quarter was $1.03, up 12% from $0.92 in the third quarter last year.  Including the discontinued operations of Thor's Bus business, diluted EPS for the third quarter was $1.03, up 26% from $0.82 in the third quarter of fiscal 2013.
  Sales from continuing operations for the nine months ended April 30, 2014 were $2.48 billion, up 7% from $2.33 billion in the prior year.
  Net income from continuing operations for the nine months ended April 30, 2014 was $108.7 million, up 13% compared to $96.5 million in the first nine months of fiscal 2013.  Including discontinued operations, net income for the nine months was $112.4 million, up 19% from $94.6 million in the first nine months of the prior year.
  Diluted EPS from continuing operations for the nine months ended April 30, 2014 was $2.04, up 12% from $1.82 in the first nine months of the prior year. Including discontinued operations, diluted EPS for the nine months was $2.11, up 19% from $1.78 in the first nine months of fiscal 2013.

"As we emerged from the tough conditions of the past winter, we were able to post improvements in sales and bottom-line results for the third quarter," said Bob Martin, Thor President and CEO. "We are in the process of addressing production capacity challenges as we are in the early stages of ramping up our newest motorized production facility in Elkhart, resulting in some short-term costs and inefficiencies which we expect will result in long-term gains in our operations. The industry is also facing tight labor markets in northern Indiana, as well as a shortage of capacity at transport companies, both of which will continue to affect our business in the fourth quarter. Despite these challenges, the continuing strength of our dealers and consumers, as well as the actions we've taken to secure the long-term health of our business, give us reason for optimism," he added.

Third Quarter Segment Highlights:

  Towable RV sales were $800.7 million for the third quarter, up 8% from $742.4 million in the prior year period. Towable RV income before tax was $72.6 million, up 16% from $62.5 million in the third quarter last year, primarily as a result increased sales volumes.
  Motorized RV sales were $246.1 million for the third quarter, up 31% from $187.3 million in the prior year third quarter. Motorized RV income before tax was $17.7 million, up 17% from $15.1 million last year, which was driven primarily by increased sales volumes, partially offset by start-up costs associated with new production lines.
  Consolidated backlog on April 30, 2014 was $820.2 million, up 26% from $649.6 million at the end of the third quarter last year.  Towable RV backlog increased 25% to $548.5 million, compared to $439.6 million at the end of the third quarter of fiscal 2013.  Motorized RV backlog increased 29% to $271.7 million from $210.0 million a year earlier.

"With the improvement in our sales to record levels in the third quarter, we were able to continue improving our operating efficiencies resulting in further increases in margins beyond the strong gains we achieved in the third quarter last year," said Peter B. Orthwein, Thor Executive Chairman. "As we continue into the seasonally stronger months of our fiscal year, we remain focused on gaining operating efficiencies while seeking additional avenues for growth. We've made a number of acquisitions throughout fiscal 2014 of both companies and production facilities that should pay future dividends. As we begin to see the impact of our acquisition of K-Z in the fourth quarter, Thor will continue to identify opportunities to build on its strong history and position as the acquirer of choice in our industry."

About Thor Industries, Inc.

Thor is the sole owner of operating subsidiaries that, combined, represent one of the world's largest manufacturers of recreational vehicles.

This release includes certain statements that are "forward looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, price fluctuations, material or chassis supply restrictions, legislative and regulatory developments, the costs of compliance with increased governmental regulation, legal issues, the potential impact of increased tax burdens on our dealers and retail consumers, lower consumer confidence and the level of discretionary consumer spending, interest rate fluctuations, restrictive lending practices, recent management changes, the success of new product introductions, the pace of obtaining and producing at new production facilities, the pace of acquisitions, the integration of new acquisitions, the impact of the divestiture of the Company's bus businesses, asset impairment charges, cost structure changes, competition, general economic, market and political conditions and the other risks and uncertainties discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2013 and Part II, Item 1A of our quarterly report on Form 10-Q for the period ended April 30, 2014. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

THOR INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME FOR THE 3 AND 9 MONTHS ENDED APRIL 30, 2014 and 2013
($000's except share and per share data) (unaudited)

	3 MONTHS ENDED APRIL 30, (unaudited)				9 MONTHS ENDED APRIL 30, (unaudited)
	2014	% Net Sales (1)	2013	% Net Sales (1)	2014	% Net Sales (1)	2013	% Net Sales (1)

Net sales	$1,046,823		$ 929,765		$2,482,116		$2,327,794

Gross profit	$ 142,080	13.6%	$ 124,559	13.4%	$ 317,590	12.8%	$ 284,380	12.2%

Selling, general and administrative expenses	56,953	5.4%	52,571	5.7%	149,060	6.0%	140,907	6.1%

Impairment charges	-	0.0%	-	0.0%	710	0.0%	-	0.0%

Amortization of intangible assets	3,102	0.3%	2,601	0.3%	9,166	0.4%	7,858	0.3%

Interest income, net	314	0.0%	570	0.1%	1,208	0.0%	2,074	0.1%

Other income, net	409	0.0%	606	0.1%	1,229	0.0%	1,500	0.1%

Income from continuing operations before income taxes	82,748	7.9%	70,563	7.6%	161,091	6.5%	139,189	6.0%

Income taxes	27,623	2.6%	21,850	2.4%	52,354	2.1%	42,708	1.8%

Net income from continuing operations	55,125	5.3%	48,713	5.2%	108,737	4.4%	96,481	4.1%

Income (loss) from discontinued operations, net of income taxes	(3)	0.0%	(4,956)	(0.5%)	3,685	0.1%	(1,840)	(0.1%)

Net income	$ 55,122	5.3%	$ 43,757	4.7%	$ 112,422	4.5%	$ 94,641	4.1%

Earnings per common share from continuing operations
Basic	$ 1.03		$ 0.92		$ 2.04		$ 1.82
Diluted	$ 1.03		$ 0.92		$ 2.04		$ 1.82

Earnings per common share
Basic	$ 1.03		$ 0.83		$ 2.11		$ 1.79
Diluted	$ 1.03		$ 0.82		$ 2.11		$ 1.78

Weighted avg. common shares outstanding-basic	53,289,864		53,023,277		53,261,186		52,984,192
Weighted avg. common shares outstanding-diluted	53,385,364		53,114,475		53,345,644		53,088,391

SUMMARY BALANCE SHEETS - APRIL 30, ($000) (unaudited)

	2014	2013 (2)			2014	2013 (2)
Cash and cash equivalents	$ 120,936	$ 137,494	Current liabilities		$ 379,596	$ 375,418
Restricted cash	53,405	-	Long-term liabilities		71,404	75,254
Accounts receivable	378,438	322,588	Stockholders' equity		921,403	838,688
Inventories	234,388	236,180
Deferred income tax and other	61,113	55,276
Total current assets	848,280	751,538
Property, plant & equipment, net	148,969	168,596
Goodwill	253,876	243,662
Amortizable intangible assets	103,968	104,176
Other assets	17,310	21,388
Total	$1,372,403	$1,289,360			$1,372,403	$1,289,360

(1) Percentages may not add due to rounding differences
(2) April 30, 2013 Balance Sheet includes discontinued operations

CONTACT: Jeffery A. Tryka, CFA, Director of Corporate Development and Investor Relations, (574) 970-7912, jtryka@thorindustries.com